Exhibit 10.34

Adoption

of Amendments to

Restricted Stock Units

Under the Coty Inc. Executive Ownership Plan

(applicable to awards outstanding on December 7, 2012)

RECITALS:

A.	The Coty Inc. Executive Ownership Plan (the “Plan”) grants authority to the Board of Directors (the “Board”) of Coty Inc. (the “Company”) to amend by unilateral action, prospectively or retroactively, awards previously granted under the Plan, consistent with the latest version of the Plan as in effect from time to time.
B.	At its November 8, 2012, the Board amended and restated the Plan, effective December 7, 2012 (the Plan as so amended and restated, the “Restated Plan”), in order to reflect equity plan design changes presented to the Board (the “Equity Plan Recommendations”), including, among other things, giving Participants the right to receive fair market value for shares of Coty Inc. common stock received pursuant to the Restated Plan if the Participant’s Service is terminated for any reason.
C.	The Board delegated authority to the undersigned, as an officer of the Company, to amend Outstanding Awards in such manner as he determines to be appropriate to reflect the Equity Plan Recommendations that pertain to Outstanding Awards.
D.	The undersigned officer has determined that the form of amendment attached hereto as Exhibit A is appropriate to implement such actions of the Board.

NOW THEREFORE by this instrument the Company hereby amends and restates each of the Outstanding Awards in the manner set forth in Exhibit A hereto.

COTY INC.

By: /s/ Jules Kaufman

Name:Jules Kaufman

Title: SVP, General Counsel & Secretary

Date: April 8, 2013

Exhibit A

Amendment

to

Restricted Stock Unit Terms

(applicable to Restricted Stock Units outstanding on December 7, 2012)

This Amendment to the terms of the award (the “Award”) granting the Participant restricted stock units (the “Units”) under the Coty Inc. Executive Ownership Plan (the “Plan”) is effective December 7, 2012.

1.	Capitalized terms not defined in this Amendment shall have the meanings given such terms in the Notice and in the Restated Plan.
2.	Restriction Period. The Restriction Period for the Units is the period commencing on the Grant Date and ending on the earliest of the following dates:
(a)	the fifth anniversary of the Grant Date;
(b)	the date the Participant’s Service terminates; or
(c)	the date of a Change in Control.
3.	Settlement of Units. Within fifteen (15) days after the end of the Restriction Period the Company shall pay the Participant for each Unit the sum of (i) the Fair Market Value of one Share as of the Valuation Date immediately preceding or coinciding with the last day of the Restriction Period and (ii) the amount of dividends and other cash distributions paid with respect to a Share during the five-year period beginning on the Grant Date. If the Participant is still employed, the Participant may elect, in such manner and at such time as the Committee shall determine, for the settlement of his or her Units at the end of the Restriction Period to be made in Shares in lieu of cash. In the absence of such election, payment shall be made in cash.